Exhibit 10.31

3rd Amendment to the
Series A Loan Agreement

“Amendment”

of

between

NLS Pharmaceutics AG

Alter Postplatz 2

CH-6370 Stans

“Borrower”

and

Magnetic Rock Investment AG

c/o Ronald Hafner

Weinbergstrasse 72

CH-8703 Erlenbach ZH

“Lender”

(Borrower and Lender each a “Party”

collectively the “Parties”)

Amendment	2/3

WHEREAS

A.	The Borrower is a Swiss stock corporation with its registered office at Alter Postplatz 2, 6370 Stans, Switzerland, and company no. CHE-447.067.36 active in the area of developing and commercializing the active ingredient Mazindol for the treatment of ADHD.

B.	The Lender and the Borrower entered into a duly executed series A loan agreement, as amended in October 2020 and on 8 January 2021 (“Agreement”), whereas the Lender granted to the Borrower a loan in the amount of CHF 500’000 (“Loan Amount”).

C.	The Lender intends to grant the Borrower an additional loan by increasing the Loan Amount from CHF 500’000 to CHF 600’000.

NOW, THEREFORE, the Parties agree as follows:

Any capitalized terms, if not defined otherwise in this Amendment, shall have the meaning as set forth in this Agreement.

1.	Increase of Loan Amount

The Parties herewith confirm, that the first tranche of CHF 300’000 and the second tranche of CHF 200’000 as per section 2 of the Agreement have been paid out from the Lender to the Borrower and are, as per this date, still outstanding (including accrued interest).

The Loan Amount as set forth in section 2 of the Agreement shall be increased from CHF 500’000 to CHF 600’000. The additional loan of CHF 100’000 shall constitute the third tranche of the Loan (“Third Tranche”). The term “Loan” as used in the Agreement and in the Amendment shall include the Third Tranche, and all provisions of the Agreement shall mutatis mutandis apply to the Third Tranche, unless provided otherwise in this Amendment.

The Third Tranche shall become payable within 2 Business Days after the execution of this Amendment and transferred to an account designated by the Borrower.

Interest on the Third Tranche shall be calculated from (and including) the date of receipt of the Third Tranche on the bank account as designated by the Borrower to (and including) the Maturity Date. On 8 January 2021, the maturity date for the repayment of the Loan Amount with accrued interest was extended from 31 December 2020 to 31 March 2021. For the avoidance of doubt, the Third Tranche (including accrued and unpaid interest) shall become due for repayment on the Maturity Date (i.e. 31 March 2021).

2.	Governing law and jurisdiction

2.1.	Governing Law

This Amendment shall in all respects be governed by and construed in accordance with the substantive laws of Switzerland.

2.2.	Jurisdiction

All disputes arising out of or in connection with this Amendment, including disputes regarding its conclusion, validity, binding effect, amendment, breach, termination or rescission shall be subject to the exclusive jurisdiction of the ordinary courts of Zurich, canton of Zurich, Switzerland, venue being Zurich 1.

[signature page to follow]

Amendment	3/3

IN WITNESS WHEREOF, the Parties have signed this Agreement on the date first written above

Magnetic Rock Investment AG

/s/ Ronald Hafner
Name: Ronald Hafner	Name:
Function: Chairman of the Board	Function:

NLS Pharmaceutics AG

/s/ Alexander Zwyer	/s/ Ronald Hafner
Name: Alexander Zwyer	Name: Ronald Hafner
Function: Chairman of the Board	Function: Chairman of the Board